UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2020
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Oaktree Capital Group, LLC
(Exact name of registrant as specified in its charter)
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Delaware	001-35500	26-0174894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
(Address of principal executive offices, including zip code)
(213) 830-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
6.625% Series A preferred units	OAK-PA	New York Stock Exchange
6.550% Series B preferred units	OAK-PB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

As previously announced on May 1, 2020, Oaktree Capital Management, L.P. (the “Issuer”), and Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors” and together with the Issuer, the “Obligors”) entered into a note and guaranty agreement (the “Note Agreement”) with certain accredited investors (collectively, the “Investors”) on May 20, 2020, pursuant to which the Issuer agreed to issue and sell to the Investors $200 million aggregate principal amount of its 3.64% Senior Notes, Series A, due July 22, 2030 (the “Series A Notes”) and $50 million aggregate principal amount of its 3.84% Senior Notes, Series B, due July 22, 2035 (the “Series B Notes” and together with the Series A Notes, the “Notes”). The issuance and funding of the Notes is subject to customary closing conditions and is expected to occur on or before July 22, 2020. The Notes will be senior unsecured obligations of the Issuer and guaranteed (the “Guarantees”) by the Guarantors on a joint and several basis. The offer and sale of the Notes and the Guarantees were and will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The Series A Notes will bear interest at a rate of 3.64% per annum, payable semi-annually, and will be due on July 22, 2030. The Series B Notes will bear interest at a rate of 3.84% per annum, payable semi-annually, and will be due on July 22, 2035. The Note Agreement provides for certain affirmative and negative covenants, including financial covenants relating to the Obligors’ combined leverage ratio and minimum assets under management. In addition, the Note Agreement contains customary representations and warranties of the Obligors and customary events of default, in certain cases, subject to cure periods. The Issuer may prepay all, or from time to time any part of, the Notes at any time, subject in the case of optional prepayment prior to the date that is three months prior to maturity of a series of Notes, to the Issuer’s payment of the applicable make-whole amount for such series, determined with respect to such principal amount prepaid. Upon the occurrence of a change of control, the Issuer will be required to make an offer to prepay the Notes without any make-whole amount. The Note Agreement contains customary events of default, including, among other things, failure to pay interest, breach of certain covenants, failure to pay certain other indebtedness at maturity or upon earlier acceleration, and certain events of insolvency or bankruptcy. Upon the occurrence and continuance of an event of default, the holders of at least a majority in outstanding principal amount of the Notes may declare the Notes immediately due and payable by providing notice to the Issuer. Such acceleration will occur automatically in the event of certain insolvency or bankruptcy related events of default. Upon the occurrence and continuance of an event of default with respect to payment of principal, interest or make-whole amount on any Note, the holder thereof may declare all Notes held by it immediately due and payable by providing notice to the Issuer.

The Issuer intends to use the proceeds from the sale of the Notes for general corporate purposes, including paying down amounts outstanding on the revolving credit facility under which the Obligors are borrowers.

The above description of the terms and conditions of the Notes and the Note Agreement does not purport to be complete and is qualified in its entirety by the full text of the Note Agreement, the form of the Series A Notes and the form of the Series B Notes attached as Exhibits 4.1, 4.2 and 4.3, respectively, to this Form 8-K and incorporated herein by reference.

On May 20, 2020, Oaktree Capital Group, LLC issued a press release announcing that the Obligors entered into the Note Agreement with the Investors on May 20, 2020.

A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1
Note and Guaranty Agreement, dated as of May 20, 2020, by and among Oaktree Capital Management, L.P., Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree AIF Investments, L.P. and each of the purchasers party thereto.

4.2	Form of 3.64% Senior Notes, Series A, due July 22, 2030.
4.3	Form of 3.84% Senior Notes, Series B, due July 22, 2035.
99.1	Press release of Oaktree Capital Group, LLC, dated May 20, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2020	OAKTREE CAPITAL GROUP, LLC

	By:	/s/ Daniel D. Levin
	Name:	Daniel D. Levin
	Title:	Chief Financial Officer
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